Exhibit 99.1

Hertz Announces New Chief Accounting Officer

ESTERO, Fla., October 19, 2020 – Hertz Global Holdings, Inc., (NYSE: HTZ), a global leader in car rental, today announced that Alexandra (Alex) Brooks has been appointed to Senior Vice President and Chief Accounting Officer, effective November 1, 2020. Ms. Brooks will oversee the company’s global accounting operations, financial shared services, tax and risk management.
Ms. Brooks previously had served as Senior Vice President, Internal Audit at Hertz since June 2020. She has more than 25 years of experience in finance, accounting and audit. Prior to joining Hertz, Ms. Brooks was Vice President, Internal Audit at Aptiv PLC, a global technology company, and before that was the Chief Financial Officer for Champion Windows and Home Exteriors, a home improvement company. She has also held a variety of leadership roles at the General Electric Company, including Global Controller for the Aviation segment, Executive Technical Advisor to the Corporate Audit Staff and Global Controller for the Plastics division. Additionally, Ms. Brooks worked at the General Motors Company in a variety of finance and accounting roles and began her career with Pricewaterhouse Coopers.
Ms. Brooks is a Certified Public Accountant with an MBA from Wayne State University and a Bachelor of Science in accounting from the University of Rhode Island.

“In a short time, Alex has made significant contributions to Hertz,” said Kenny Cheung, Executive Vice President and Chief Financial Officer. “I know her leadership and extensive accounting, finance and audit experience will continue to serve Hertz well as we further progress our efforts to ensure a strong future for the company.”

About Hertz
The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin American, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

For further information:

Hertz Media Relations
mediarelations@hertz.com